Exhibit 99.1

TRANSACTIONS IN ISSUER SECURITIES DURING THE PAST SIXTY (60) DAYS

UNITED REFINING, INC.

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
11/14/25	Open Market Purchase	$4.58	1,711,272

1 The price reported is the weighted average price, inclusive of brokerage commissions.